UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2017

INTREXON CORPORATION

(Exact Name of Registrant as Specified in Charter)

Virginia	001-36042	26-0084895
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876

(Address of Principal Executive Offices) (Zip Code)

(301) 556-9900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 16, 2017, Intrexon Corporation (“Intrexon”) entered into a Preferred Stock Equity Facility Agreement (the “Agreement”) with Kapital Joe, LLC, an entity managed by Third Security, LLC (“Kapital Joe”), pursuant to which Intrexon may, at its sole and exclusive option, issue and sell to Kapital Joe, from time to time, and Kapital Joe is required to purchase, up to $100 million of Intrexon’s Series A Redeemable Preferred Stock, no par value per share (the “Preferred Stock”), at a purchase price per share of Preferred Stock of $100.00, as may be adjusted for Preferred Stock splits and similar events (the “Preferred Stock Facility”). Intrexon’s Chairman and Chief Executive Officer, Randal J. Kirk, serves as the Senior Managing Director and Chief Executive Officer and owns all of the outstanding equity interests of Third Security, LLC.

The Preferred Stock will be non-voting, will accrue dividends of 8% per annum and, subject to limited exceptions, will be senior to Intrexon’s common stock, no par value per share (the “Common Stock”), with respect to the rights to the payment of dividends and on parity with the Common Stock with respect to the distribution of assets in the event of any liquidation, dissolution or winding up or change of control of Intrexon. Intrexon has agreed to file an amendment to its articles of incorporation to establish the designations of the Preferred Stock (the “Amendment”).

The Preferred Stock will be convertible into shares of Common Stock following the approval of Intrexon’s shareholders, including a majority of the shares voted by shareholders unaffiliated with Mr. Kirk (the “Shareholder Approval”) and, to the extent applicable to Kapital Joe, approval under the Hart-Scot-Rodino Antitrust Improvements Act of 1976, as amended. The conversion price used for the conversion will be the 20-day volume-weighted average market price of the Common Stock as of market closing on the fifth business day prior to the mailing of the proxy statement soliciting the Shareholder Approval, subject to adjustment for certain stock splits and similar events. Intrexon has agreed to take all reasonable steps necessary to seek the Shareholder Approval on or before the date of its annual meeting of shareholders in 2019. The Preferred Stock will automatically convert after receipt of Shareholder Approval, subject to receiving any required regulatory approvals. In addition, prior to conversion, in the event of any voluntary or involuntary liquidation, dissolution or winding up or change of control of Intrexon, the holders of the Preferred Stock will be entitled to participate with the holders of the Common Stock on a pro rata, as-converted basis, based on a deemed conversion rate of $18.96, which was calculated using the 20-day volume-weighted average market price of the Common Stock as of market closing on October 13, 2017, subject to adjustment for certain stock splits and similar events.

The Preferred Stock is redeemable at the election of Intrexon at any time, or at the election of Kapital Joe after December 31, 2020.

The Preferred Stock Facility will expire on the earliest to occur of: (i) the date on which Kapital Joe has purchased shares of Preferred Stock in the aggregate amount of $100 million, (ii) April 30, 2019, (iii) the date of the Shareholder Approval and (iv) the mutual agreement of the parties.

The foregoing descriptions of the Agreement and the Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Agreement and the Amendment attached as Exhibit A thereto, which are filed together as Exhibit 10.1 hereto and are incorporated herein by reference.

Item 3.02	Sale of Unregistered Equity Securities.

The information contained in Item 1.01 is incorporated by reference herein. In connection with entering into the Agreement, we relied on the exemption from registration contained in Section 4(a)(2) of the Securities Act, and Regulation D, Rule 506 thereunder.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Preferred Stock Equity Facility Agreement, dated October 16, 2017 by and between Kapital Joe, LLC and Intrexon Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2017

INTREXON CORPORATION

/s/ Donald P. Lehr
Donald P. Lehr
Chief Legal Officer